EXHIBIT 16.1

Weinberg & Company, P.A.

Certified Public Accountants

November 21, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01(a) of Fuse Medical Inc.’s Form 8-K dated November 21, 2017, and we agree with the statements made therein. We have no basis on which to agree or disagree with the statements made in Items 4.01(b).

Yours truly,

/s/ Weinberg & Company

Weinberg & Company, P.A.

Los Angeles, California